Nutranomics Acquires Worldwide Exclusive Licence to GenEpic(TM) Prostate Cancer Treatment

DRAPER, Utah, Nov. 25, 2013 /PRNewswire via COMTEX/ -- Nutranomics, Inc. (OTCBB: NNRX) (OTCQB: NNRX) ("Nutranomics" or the "Company") is pleased to announce that the Company has completed a Licence Agreement with Genesar Nutraceuticals, LLC ("Genesar") to acquire the worldwide exclusive marketing and distributing rights to GenEpic(TM), a natural therapeutic treatment formula currently the subject of an IRB reviewed (FDA regulated) phase II human clinical study on prostate cancer treatment and recovery.

Under the terms of the Licence Agreement, Nutranomics will hold the worldwide licence for GenEpic(TM) including all intellectual property relating to it and any associated trade secrets for a period of thirty (30) years in exchange for the following: i) 100,000 restricted shares of NNRX common stock; ii) a royalty fee of $4.00/box of GenEpic(TM) sold by Nutranomics; and iii) payment of $200,000 as advance royalties on the first 4,000 boxes sold, due in December 2013.

"We are extremely pleased to have finalized an agreement for the worldwide rights to GenEpic(TM) in advance of the completion of its current phase II human clinical study," stated Dr. Tracy K. Gibbs, Nutranomics CEO. "Following the successful completion of the study, we will be well-positioned to market and distribute GenEpic globally while leveraging the strength of an IRB reviewed human clinical study."

GenEpic(TM) is a natural therapeutic formula containing 70 vitamins and minerals, 32 herbs, and 16 enzymes and phytonutrients, and formulated by a respected team of five scientists and natural medicine experts, including Dr. Gibbs. GenEpic(TM) is currently the subject of an IRB reviewed (FDA regulated) phase II human clinical study on prostate cancer treatment and recovery being conducted at OH Research Group in Salt Lake City, Utah. The Company expects the GenEpic(TM) phase II human clinical study to be completed within the next 60 days.

Dr. Gibbs concluded, "It's very rare that a nutraceutical product like GenEpic(TM) is subjected to this kind of strict human clinical study. I look forward to using this fact to our advantage as we build awareness for the product globally among consumers and potential distributors."

About Nutranomics

Nutranomics is a publicly traded company engaged in research and development of nutritional food products. In 1997, Nutranomics produced and branded its own product line, and began to sell to the retail outlets and to the public. Nutranomics has also produced formulas for hundreds of other companies. Nutranomics' mission is to increase human health and longevity through education and self-awareness. The Company has sales representatives throughout North America and Asia.

For further information regarding Nutranomics, Inc., please contact our investor relations representatives at ir@nutranomics.com or call toll-free (888) 616-3999.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements." Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, but are not limited to, the outcome of the GenEpic human clinical study and the implied potential for revenue and/or profits from GenEpic sales. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products and operating as a development stage company, our ability to raise the additional funding we will need to continue to pursue our business and product development plans, competition in the industry in which we operate and market conditions. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents we file with the SEC, available at www.sec.gov. These statements have not been evaluated by the Food and Drug Administration. These products are not intended to diagnose, treat, cure or prevent any disease.